Exhibit 99.1

News Release
Contact: Michael A. Kuglin
Chief Financial Officer & Chief Accounting Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares Increase in

Annualized Distribution Rate to $3.55 per Common Unit

Whippany, New Jersey, April 23, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the 30th increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.8750 to $0.8875 per Common Unit for the three months ended March 28, 2015. This increased quarterly distribution rate equates to an annualized rate of $3.55 per Common Unit. The distribution at this increased rate is payable on May 12, 2015 to Common Unitholders of record as of May 5, 2015.

In announcing the increase in the quarterly distribution rate, President and Chief Executive Officer, Michael A. Stivala, said, “We are pleased to announce this increase in our annualized distribution rate to $3.55 per Common Unit. This represents an increase of $0.05 per Common Unit from the previous annualized rate, representing a growth rate of 1.4%. Since the closing of the Inergy Propane acquisition on August 1, 2012, we have focused on the execution of our detailed integration plans, we are on track to achieve the targeted synergies from the combined business and we continue to strengthen our balance sheet metrics in line with our goals. This increase reflects our confidence in the combined platform and the strength of our balance sheet. We remain firmly committed to delivering sustainable, profitable growth to our valued unitholders.”

Nominees are hereby notified that there is a withholding requirement of 39.6% for foreign partners from the $0.8875 per unit cash distribution under Section 1446 of the Internal Revenue Code.

As previously announced, the Partnership’s Tri-Annual Meeting of Unitholders is scheduled to be held at 9:00 a.m., Wednesday, May 13, 2015 at the Partnership’s headquarters in Whippany, New Jersey. All Unitholders as of the close of business on the record date of March 16, 2015 are eligible to vote at the Tri-Annual Meeting. At the Tri-Annual Meeting, Unitholders will be asked to elect the Partnership’s Supervisors for three-year terms, to ratify the appointment of the Partnership’s independent registered public accounting firm for its 2015 fiscal year, to approve an amendment to the Partnership’s 2009 Restricted Unit Plan and to have a Say-on-Pay. More information about the Tri-Annual Meeting, including how to obtain proxy materials and how to vote, can be found at http://investor.suburbanpropane.com/phoenix.zhtml?c=75495&p=proxy.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

###